Exhibit 99.2

FIRST UNITED CORPORATION ANNOUNCES THIRD
QUARTER EARNINGS

OAKLAND, MARYLAND—November 6, 2009:  First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, today announced a net loss available to common shareholders for the first nine months of 2009 of $3.1 million, or ($.51) per common share, compared to net income available to common shareholders of $9.1 million, or $1.49 per common share, for the same period of 2008.  The decrease in net income resulted primarily from $10.8 million in other-than-temporary impairment charges related to available-for-sale securities, increased loan loss provision expense of $4.3 million, and $2.3 million of increased FDIC premiums.  The increase in FDIC premiums resulted from the special assessment charge of $.8 million recognized in June 2009, the revised FDIC rate structure and the credit which offset 2008 premiums charged.  Core operations remained strong as net interest income for the first nine months of 2009 increased $2.0 million when compared to the same period of 2008 and the Corporation’s net interest margin increased from 3.67% in the first nine months of 2008 to 3.68% in the first nine months of 2009.  The provision for loan losses was $10.8 million for the nine months ended September 30, 2009, compared to $6.6 million for the same period of 2008.

Consolidated net loss available to common shareholders for the third quarter of 2009 totaled $6.0 million, or ($.97) per common share, compared to net income available to common shareholders of $1.9 million, or $.30 per common share, for the same period of 2008.  The net interest margin for the third quarter of 2009 was 3.53% compared to 3.67% for the same period of 2008.  The decrease in the net interest margin is primarily attributable to the increase in interest-earning assets of $77 million and the decline in the average rate earned during the third quarter 2009 when compared to the third quarter 2008.

William B. Grant, Chairman and Chief Executive Officer stated, “Our results for the third quarter were a direct result of continuing weaknesses in the economy causing an increased provision for loan losses, increased FDIC deposit insurance premiums and impairment of certain investment securities. Despite these challenges, First United Corporation remains well capitalized with a Tier 1 leverage ratio of 9.23% and a risk-based capital ratio of 10.61%. Additionally, First United has experienced strong net interest income resulting from a stable net interest margin of 3.68% as of September 30, 2009.”

For the nine-month period ended September 30, 2009, the Corporation’s annualized return on average assets and average shareholders’ equity were (.16%) and (2.68%), respectively, compared to .77% and 12.31%, respectively, for the same period in 2008. Total assets were $1.7 billion at September 30, 2009, an increase of $42.6 million since December 31, 2008.  During this time period, gross loans increased $3.8 million, cash and interest bearing deposits in banks increased $80.4 million, deferred tax assets decreased $6 million and the investment portfolio decreased $36.5 million.  The increase in loans is due to funding commitments in the commercial portfolio. Total liabilities increased approximately $9.6 million during the first nine months of 2009, reflecting increases in total deposits of $14.2 million offset by a $4.3 million decrease in short-term borrowings.  The increase in deposits is due to the strong retail deposit growth in money market and certificates of deposit products.  The increase of $33.1 million in shareholders’ equity is primarily attributable to the $30.0 million raised in January 2009 through the sale of preferred securities to the U.S. Department of the Treasury pursuant to its Capital Purchase Program, and a $9.4 million decrease in the accumulated other comprehensive loss due to a decrease in the unrealized losses in the investment portfolio at September 30, 2009.

Gross loans were $1.14 billion at September 30, 2009, an increase of $3.8 million (0.3%) from gross loans at December 31, 2008.  Continued growth in commercial loans ($33.3 million) was offset by a decline in the residential mortgage and construction portfolio ($9.8 million) and a decline in the installment portfolio ($19.6 million). The decrease in installment loans is primarily attributable to a decline in the indirect loan portfolio resulting from a slowdown in economic activity and management’s de-emphasis of this form of lending product.  The decrease in the residential mortgage portfolio is attributable to the increased amount of loan refinancings that are occurring as consumers seek long-term fixed rate loans.  The Corporation is using secondary market outlets to satisfy these loan requests.  The decrease in construction loans is due to the recession which slowed economic growth and the housing markets.  The growth in the commercial portfolio is a result of continuous growth in the Corporation’s new market areas and funding of previous loan commitments.

Total deposits were $1.24 billion at September 30, 2009, compared to $1.22 billion at December 31, 2008.  The aforementioned repayment of $42 million in brokered money market deposits earlier in the year was offset by an increase of $33.7 million in time deposits due to a successful promotion of the 13 and 24-month certificate of deposit products.  The Corporation is shifting its focus to longer-term liabilities as it anticipates a flat to rising interest rate environment in the future.

Comparing September 30, 2009 to December 31, 2008, shareholders’ equity increased 45.5%, from $72.7 million to $105.8 million. The increase of $33.1 million in shareholders’ equity is attributable to receipt of $30 million in January 2009 from the sale of preferred stock to the Treasury and the decrease of $9.4 million in the accumulated other comprehensive loss due to a decrease in the unrealized losses in the investment portfolio at September 30, 2009 offset by the decrease in retained earnings of $6.7 million.  The book value per common share increased from $11.89 at December 31, 2008 to $12.35 at September 30, 2009.

At September 30, 2009, there were 6,132,448 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax Equivalent Basis)

Net interest income increased $2.3 million during the first nine months of 2009 over the same period in 2008 due to an $8.6 million (26.2%) decrease in interest expense, offset by a $6.4 million (8.7%) decrease in interest income.  The decrease in interest income resulted primarily from a decrease in interest rates on loans, an increase in non-accrual assets and a desire to maintain higher cash levels when compared to the first nine months of 2008.  Interest expense decreased during the first nine months of 2009 when compared to the same period of 2008 due to a reduction in interest rates on interest-bearing liabilities.  Average interest-bearing liabilities increased in the first nine months of 2009 by $90.0 million when compared to the same time period for 2008.  The effect of the decreasing rate environment throughout 2008, management’s decision to increase special rates for full relationship customers and the short duration of our portfolio resulted in a 99 basis point decrease in the average rate paid on average interest-bearing liabilities from 3.25% for the nine months ended September 30, 2008 to 2.26% for the same period of 2009.

The net result of the aforementioned factors was a 1 basis point increase in the net interest margin during the first nine months of 2009 to 3.68% from 3.67% for the same time period of 2008.

Net interest income for the third quarter of 2009 increased $.2 million in comparison to the third quarter of 2008.  This slight increase resulted from a $2.7 million decrease in interest expense during the period offset by a decrease in interest income of $2.6 million.  The decrease in interest expense resulted from a decrease in rates paid on interest-bearing deposits, which offset the $35.4 million increase in average liabilities.  The decrease in interest income is due to a combination of decreased interest rates and the increase in non-accruing assets.  Average loans increased by $51.6 million while the average balance in investment securities declined by $44.0 million.  Average interest bearing liabilities increased by $35.4 million (2.5%) during the third quarter of 2009 when compared to the third quarter of 2008.  This increase resulted primarily from increases in interest-bearing deposits offset by a decrease in short-term borrowings.  The effective rate on interest bearing liabilities decreased by 85 basis points comparing quarter to quarter.  Overall, the net interest margin decreased by 14 basis points from 3.67% to 3.53% when comparing quarter to quarter.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at September 30, 2009 was 4.03%, compared to 2.47% at December 31, 2008 and 2.89% at September 30, 2008.  The ratio of non-performing and 90 days past-due loans to total assets at September 30, 2009 was 2.73%, compared to 1.71% at December 31, 2008 and 1.95% at September 30, 2008.  Performing loans considered impaired loans, as defined and identified by management, amounted to $84.5 million at September 30, 2009 and $56.5 million at December 31, 2008.  Loans are identified as impaired when the loan is classified as substandard and management determines that it is probable that the borrower will not be able to pay principal and interest according to the contractual terms of the loan.  These loans consist primarily of acquisition and development loans.  The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds.  Specific allocations have been made where management believes there is insufficient collateral and no secondary source of repayment is available.

The allowance for loan losses increased to $16.9 million at September 30, 2009, compared to $14.3 million at December 31, 2008.  The provision for loan losses was $10.8 million for the first nine months of 2009, compared to $6.6 million for the same period of 2008.  The increase in the provision was in response to the increase in net charge-offs, specific allocations for impaired loans (primarily acquisition and development loans) where management has determined that the collateral supporting the loans is not adequate to cover the loan balance, and changes in other factors that management considers that resulted from the current recession and distressed economic environment during 2008 and the first nine months of 2009.

“Many of our customers, from developers to small businesses to homeowners, have been significantly impacted by this recession.  While we have worked closely with, and will continue to work closely with, these customers, our efforts cannot prevent all losses given the magnitude of the economic downturn,” Grant said.

Non-Interest Income and Non-Interest Expense

Other operating income decreased $12.1 million during the first nine months of 2009 when compared to the same period of 2008. The decrease is primarily attributable to the recognition of $10.8 million in other-than-temporary impairment charges (“OTTI”), a $.2 million realized loss on the investment portfolio, as a result of moving two securities to trading, and a decrease of $.6 million in service charge income due to decreased consumer spending. Much of our OTTI stems from deterioration of quality within our trust preferred securities portfolio.  These investments, which were investment grade at the time of acquisition, are supported by underlying debt obligations of several financial institutions.  A number of these institutions have been adversely impacted by the recession and have either defaulted under or deferred the payment of interest under the debt obligations.  It is possible that the continuation or worsening of the current economic recession could cause currently performing institutions to likewise default or defer payments, which could result in further credit losses in these investments.  Applicable accounting guidance requires that the Corporation recognize a credit loss in earnings when that loss is determined.

Trust department revenue and income on bank owned life insurance policies also decreased due to declines in the market values of assets under management and reduced interest rates, respectively.  These declines were offset slightly by a $.5 million increase in insurance commission income as a result of acquisitions during 2008.  Other operating income for the third quarter of 2009 decreased $8.3 million when compared to the third quarter of 2008.  The decrease in the third quarter is primarily attributable to the $8.7 million other-than-temporary impairment charge on the investment portfolio.  Insurance commissions increased 30.9% in the third quarter compared to the same period in 2008 due in part to insurance agency acquisitions late in 2008.

Other operating expenses increased $4.1 million or 13% for the first nine months of 2009 when compared to the first nine months of 2008.  For third quarter 2009, other operating expenses increased $1.5 million, or 15%, when compared to the same time period of 2008.  The increases for both periods were due principally to increases in personnel expenses and occupancy and equipment expenses as the Corporation continues its expansion in Morgantown, West Virginia, Frederick, Maryland and the markets served by the Corporation’s insurance subsidiary.  In addition, expense for the Corporation’s defined benefit plan increased $.7 million in the first nine months of 2009 as compared to the first nine months of 2008.  This increase is a result of the decline in market value of the plan assets and the lower discount rate.  The Corporation has also recognized increases in other expenses directly attributable to the FDIC assessments of $2.3 million when compared to the same time period of 2008.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), and First United Insurance Group, LLC, a full service insurance provider organized under Maryland law.  The Bank is the parent company of OakFirst Loan Center, Inc., a West Virginia finance company, and OakFirst Loan Center, LLC, a Maryland finance company.  These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia.  The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	unaudited				unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2009	2008	2009	2009	2009	2008
EARNINGS SUMMARY
Interest income	$21,138	$23,777	$21,373	$22,373	$64,884	$71,486
Interest expense	$7,833	$10,576	$8,010	$8,547	$24,390	$33,032
Net interest income	$13,305	$13,201	$13,363	$13,826	$40,494	$38,454
Provision for loan and lease losses	$6,917	$4,217	$1,871	$2,049	$10,837	$6,570
Noninterest income	$(4,530)	$3,778	$2,565	$2,590	$625	$12,688
Noninterest expense	$11,500	$9,976	$12,550	$10,986	$35,036	$30,981
Income taxes	$(4,056)	$921	$358	$1,002	$(2,696)	$4,477
Net income	$(5,586)	$1,865	$1,149	$2,379	$(2,058)	$9,114
Net income available to common shareholder	$(5,975)	$1,865	$756	$2,120	$(3,099)	$9,114
Cash dividends paid	$1,223	$1,220	$1,221	$1,221	$3,665	$3,670

	Three Months Ended
	unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2009	2008	2009	2009
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$(0.97)	$0.30	$0.12	$0.35

Book value	$12.35	$14.70	$11.62	$10.95
Closing market value	$10.57	$19.90	$11.25	$8.38

Common shares outstanding at period end	6,132,448	6,113,886	6,121,549	6,122,410

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	-0.16%	0.77%	0.43%	0.58%
Return on average shareholders' equity	-2.68%	12.31%	7.07%	9.66%
Net interest margin	3.53%	3.67%	3.76%	3.83%
Efficiency ratio	81.99%	58.99%	70.43%	64.87%

PERIOD END BALANCES	30-Sep	31-Dec	30-Sep
	2009	2008	2008

Assets	$1,681,749	$1,639,104	$1,629,546
Earning assets	$1,489,943	$1,489,609	$1,490,024
Gross loans	$1,138,366	$1,134,546	$1,101,492
Consumer Real Estate	$408,487	$418,350	$412,160
Commercial	$609,240	$575,962	$548,110
Consumer	$120,639	$140,234	$141,222
Investment securities	$318,070	$354,595	$383,994
Total deposits	$1,237,134	$1,222,889	$1,143,102
Noninterest bearing	$107,608	$107,749	$104,896
Interest bearing	$1,129,526	$1,115,140	$1,038,206
Shareholders' equity	$105,758	$72,690	$89,872

CAPITAL RATIOS	30-Sep	31-Dec	30-Sep
Period end capital to risk-	2009	2008	2008
weighted assets:
Tier 1	9.23%	10.59%	11.22%
Total	10.61%	12.18%	12.63%

ASSET QUALITY
Net charge-offs for the quarter	$4,345	$3,526	$1,577
Nonperforming assets: (Period End)
Nonaccrual loans	$43,272	$24,553	$29,098
Restructured loans	$26,512	$468	$-
Loans 90 days past due
and accruing	$2,596	$3,476	$2,754
Foreclosed real estate	$4,061	$2,424	$714
Total nonperforming assets
and past due loans	$45,868	$28,029	$31,852
Allowance for credit losses
to gross loans, at period end	1.49%	1.26%	1.05%
Nonperforming and 90 day past-due loans to total loans, at period end	4.03%	2.47%	2.89%
Nonperforming loans and 90 day past-due loans to total assets, at period end	2.73%	1.71%	1.95%